                                                                     EXHIBIT 2.1
                                  May 3, 1999

TET Environmental Services, Inc.
and Shareholders of TET Environmental Services, Inc.
521 Clemson Road
Columbia, SC 29229

Re: Acquisition of certain assets of TET Environmental Services, Inc. and the acquisition of certain real estate owned by Shareholders of TET Environmental Services, Inc.

Gentlemen:

     This Definitive Agreement contains the terms of the acquisition by National Environmental Service Co., an Oklahoma corporation (hereafter "NESCO"), of certain assets, and the assumption of certain liabilities and obligations of TET Environmental Services, Inc., a South Carolina corporation (hereafter "TET"), and the acquisition of the real estate located at 521 Clemson Road, Columbia, South Carolina, and occupied by TET and owned by the Shareholders of TET (hereafter "Shareholders"). The effective date of the acquisition shall be April 30, 1999 or at Closing Date if earlier. For purposes herein, the acquisition of the assets of TET and the real property occupied by TET in accordance with the terms and conditions set forth herein shall be referred to collectively as the "Transaction".

I. ACQUISITION OF ASSETS

     1.  Assets to be Purchased -
         ----------------------

     NESCO shall acquire all assets owned by TET as of April 30, 1999 or at Closing Date if earlier, except those certain excluded assets set forth on Exhibit A attached hereto (the "Excluded Assets"). However, subject to Article II, Section 3 below, said assets shall not be less than all of TET's assets as shown on the December 31, 1998 financial statements attached as Exhibit B.
Since December 31, 1998, TET has not made, and shall not prior to the date of Closing make, any distributions of accumulated earnings and profits to the Shareholders, except as listed on Exhibit C attached hereto. Subject to Article II, Section 3 below, the accuracy of the financial statements shown at Exhibit B is guaranteed by shareholders. Subject to Article II, Section 3 below, any reductions in assets or net worth below those amounts shown in the Balance Sheet attached as Exhibit B shall cause a dollar for dollar reduction in the purchase price.

     Assets shall include but not be limited to: (a) all designs, methods, inventions and know-how related thereto, (b) all trademarks, trade names, service marks, and copyrights claimed or used by TET whether or not they have been registered, and (c) all customer lists of TET, and (d) corporate names used by TET (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by TET and which are reasonably necessary to, or used in the conduct of the business of TET. All such methods, inventions and know-how constitute trade secrets of TET within the meaning of all applicable laws, and, to TET's knowledge, TET has taken all reasonable necessary steps required by law to protect these trade secrets as such. TET owns or has valid rights to use all Business Property Rights without any known conflict with the rights of others. To TET's knowledge, no person has made or threatened to make any claims that the operation of the business of TET is in violation of or infringes any Business Property Rights or any other proprietary or trade rights of any third person. To TET's knowledge, no third person is in violation of or is infringing upon any Business Property Rights.

     2.  Liabilities -
         -----------

     NESCO shall assume all liabilities of TET as of April 30, 1999 and subsequently incurred in the ordinary course of business, except those certain excluded liabilities set forth in Exhibit E (the "Excluded Liabilities"). However, subject to Article II, Section 3 below, (i) the balance of liabilities shall not exceed the amount of liabilities in the financial statements shown as Exhibit B, and (ii) should the balance of liabilities exceed the amount of liabilities in the financial statements after reducing the liabilities by the amount of the Excluded Liabilities shown in Exhibit E, the purchase price shall be adjusted in accordance with the provisions of Section 5 of this Article.

     3.  Assignment -
         ----------

     Subject to the limitations contained herein, this agreement is contingent upon TET's ability to assign without penalty or loss to NESCO all existing contracts, backlog, customer lists, deposits, good and merchantable title to assets, accounts receivable, receivables accrued as work in progress and not invoiced, licenses, and such other rights as TET presently enjoys at its Columbia office; provided however, NESCO shall not be permitted to disclose prior to the Closing the existence of this Definitive Agreement nor the transactions contemplated herein to any such third party whose consent may be required.

     4.  Acquisition of Real Estate -
         --------------------------

     NESCO shall purchase the real estate (buildings and land) leased by TET from the Shareholders, located at 521 Clemson Road, Columbia, South Carolina 29229. It is a condition of this agreement that NESCO acquire this property in accordance with the terms and conditions outlined in this Agreement.

     5.  Purchase Price -
         --------------

               A. Assets of TET - $2,200,000.00 less (i) the net book value of the Excluded Assets as set forth on Exhibit A attached hereto, less (ii) the amount of distributions to the Shareholders since December 31, 1998 of accumulated earnings and profits as set forth on Exhibit C attached hereto, and plus (iii) the net book value of the Excluded Liabilities as set forth in Exhibit E, payable as follows: At closing TET shall receive $1,600,000 less (i) the net book value of the Excluded Assets as set forth on Exhibit A attached hereto, and (ii) the amount of distributions to the Shareholders since December 31, 1998 of accumulated earnings and profits as set forth on Exhibit C attached hereto, and plus (iii) the net book value of the Excluded Liabilities as set forth in Exhibit E, which shall be paid in immediately available funds. The remaining $600,000 shall be immediately paid to TET on the earlier of (i) 90 days after date of closing, or (ii) the date on which all receivables purchased as of the date of closing shall have been collected and the independent audit of the financial records of TET on which this transaction is based is completed. Should any receivables not be collected within ninety (90) days after the date of closing, then the amount of the uncollected receivables shall be deducted from the $600,000 retainage (and only the $600,000 retainage), and the uncollected receivables shall be reassigned to TET. NESCO shall use its good faith best efforts to timely collect any and all accounts receivable purchased from TET hereunder. NESCO shall keep TET and the each Shareholder informed of the status of such collections, and NESCO hereby agrees to apply any payment received to the account for which payment is designated. If the payer does not designate the account to which the payment is to be applied, the payment will be applied to the oldest accounts receivable due from payer. TET and each Shareholder shall be permitted to participate in the collection activities of any and all such accounts receivable. In the event any accounts receivable are returned to TET as provided above, NESCO shall not interfere with TET's and Shareholder's reasonable and lawful attempts to collect such accounts receivables and will promptly pay over to TET any proceeds of such accounts receivable that are paid to NESCO after any such re-assignment. Additionally, should the independent audit described in Article IV, Section 2 herein reveal any material adverse changes (which for purposes herein shall be defined to be $2,500 or more in the aggregate) in the financial statements or financial condition of TET as presented by TET and Shareholders, such amounts determined by the independent auditors shall be deducted from the $600,000 retainage. Notwithstanding anything contained herein to the contrary, (i) in the event such audited financial statements of TET are not prepared and delivered to TET and the Shareholders within ninety (90) days after the date of Closing, NESCO shall be deemed to have forever waived such financial audit purchase price adjustment set forth herein, and (ii) no deduction shall occur from the $600,000 retainage related to the above-described audit unless the net book value of the assets acquired hereunder as of the date of closing, less the liabilities assumed by NESCO hereunder shall be less than the sum of (a) One Million One Hundred Twelve Thousand and No/100 Dollars ($1,112,000.00), less (b) the net book value of the Excluded Assets set forth on Exhibit A attached hereto, less (c) the aggregate amount of the distributions to Shareholders set forth on Exhibit C attached hereto. However, subject to Article II, Section 3, any reduction in the assets to be acquired hereunder and/or any increase in liabilities to be assumed hereunder for the period from January 1, 1999 to closing date that are not made in the ordinary course of business shall cause a dollar for dollar reduction in the retainage.

          B. Real Estate - The sales price of the real estate shall be determined by obtaining an appraisal report on said real estate jointly signed by each of three qualified appraisers mutually agreed upon by NESCO and the Shareholders. The sales price shall be equal to the fair market value of the real estate as conclusively indicated in the appraisal report. The purchase of the real estate shall occur as soon as practical after completion of the appraisal, examination of the title by an attorney selected by NESCO, and preparation of any and all documents necessary to transfer good and merchantable title to NESCO. It is agreed between Shareholders and NESCO that the Closing Date for the acquisition of the subject real estate may occur after the Closing Date for the acquisition of the assets of TET in accordance with this Agreement, but in no event after July 31, 1999, for any reason unless the parties hereto mutually agree otherwise. NESCO and TET shall each pay one-half of the cost of the appraisals report. It is further agreed that in the event the date of closing for the acquisition of the real estate occurs after April 30, 1999, then NESCO shall pay rent to the Shareholders for NESCO's occupancy of said real estate at a rental rate of Three

Thousand Seven Hundred Fifty and No/100 Dollars ($3,750.00) per month, payable in advance, commencing on the effective date of May 1, 1999, and continuing thereafter on the first (1st) day of each month until the closing of the acquisition by NESCO of the real estate. The rent shall be prorated for the number of days remaining in the month in which the closing of the real estate shall occur. At date of closing on the real estate, Shareholders shall pay NESCO an amount equal to the real estate taxes (including penalties and interest, if any) that are accrued and unpaid as of such date.

II.  REPRESENTATIONS AND WARRANTIES OF TET AND SHAREHOLDERS

     TET and the Shareholders, jointly and severally, do hereby represent, warrant and covenant to NESCO as follows:

     1.  Existence; Good Standing -
         ------------------------

     TET is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Carolina. TET is duly licensed or qualified to do business and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary or the failure to be so qualified would not have a material adverse effect on TET or its business, assets or operations.

     2.  Authorization; Validity and Effect of Agreements -
         -------------------------------------------------

     The execution and delivery of this Agreement and all agreements contemplated hereby by TET and Shareholders and the consummation by it of the transactions have been duly authorized by all requisite corporate action, except that final approval of TET's Board of Directors and Shareholders is a condition to this Agreement becoming a binding and enforceable obligation of TET. Upon approval of this Agreement by TET's Board of Directors and Shareholders, this agreement will constitute, and all agreements and documents to be executed and delivered under this Agreement by TET when so executed and delivered for value received will constitute, the valid and legally binding obligations of TET enforceable in accordance with their terms. At closing, the execution and delivery of this agreement does not and the consummation of the transactions contemplated hereby will not (a) require the consent of any third party, (b) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any lien upon any part of the property of TET pursuant to any provision of any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which TET or any of the Shareholders is a party or by which any of them is bound, or (c) violate or conflict with any provision of the bylaws or certificate of incorporation of TET.

     3.  Financial Statements -
         --------------------

     Subject to the following, shareholders and TET represent and warrant that each of the TET financial statements (which include the December 31, 1998 financial statements and all subsequent financial statements and supporting documentation submitted to NESCO up to and including the date of closing) are in accordance with the books and records of TET, represent bona fide transactions, fairly presents the assets, liabilities, results of operations and financial condition and position of TET as at or as of their respective dates and are prepared on a basis consistent with accounting principles and policies used by TET in previous years, and, to the knowledge of TET, none of the TET financial statements contains any untrue statements of a material fact or omits to state any material fact necessary in order to make statements contained in this section or therein not misleading. For all purposes herein including but not limited to any adjustment in the purchase price, in determining whether a financial statement of TET is accurate and fairly presents the financial position at the date thereof: (i) any understatement or omission of a liability or expense, etc., will be offset by any understatement or omission of an asset and/or an amount of revenue, etc., and vice versa; (ii) the subject financial statement will be considered as a whole; and (iii) generally accepted accounting principles shall be the standard by which adjustment in the purchase price shall be determined. It is understood that adjustments for uncollected accounts receivable will be determined by the provisions of Article I, Section 5, of this Agreement.

     4.  Changes in Financial Records -
         ----------------------------

     TET and Shareholders agree to not make any material changes in their method of accounting for the assets and liabilities and income and expense of TET from that used to generate the December 31, 1998 financial statements and other records submitted to NESCO for review. Should there be any changes of a material nature in the information supplied to NESCO, TET and Shareholders will immediately notify NESCO representatives.


     5.  Undisclosed Liabilities -
         -----------------------

     TET has no liabilities or obligations, contingent or otherwise, which are not reflected or provided for in the TET financial statements for the period ending December 31, 1998, except those arising after December 31, 1998, which are in the ordinary course of business, in each case in normal amounts, and none of which is material.

     6.  Absence of Certain Changes or Events -
         ------------------------------------

     For the period commencing December 31, 1998, and ending on the date of closing, TET has not and shall not, except as set forth on Schedule 1 attached hereto:

               A. Adopted, amended, or increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of TET.

               B. Incurred any obligation or liability (fixed or contingent), except (i) normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, or, (ii) in connection with this Agreement and the transactions contemplated hereby.

               C. Discharged or satisfied any lien or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice.

               D. Subjected to any lien any of its assets or properties (other than mechanic's, materialman's, and similar statutory liens arising in the ordinary course of business and purchase money security interest arising as a matter of law between the date of delivery and payment pursuant to transactions which occurred in the ordinary course of business and which are reflected on the TET financial statements presented to NESCO).

               E.  (i) Transferred, leased, or otherwise disposed of any of its
(a)
assets or properties (other than capital equipment) except for a fair consideration in the ordinary course of business and consistent with past practice, or (b) capital equipment, or (ii) acquired any (a) assets or properties (other than capital equipment) except in the ordinary course of business and consistent with past practice, or (b) capital equipment.

               F. Canceled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice.

               G.  Waived or released any rights of material value.

               H. Transferred or granted, or amended any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how.

               I. Made or granted any bonus or wage or salary increase applicable to any employee or group or classification of employees generally, entered into any employment contract with, or made any loan to, or made or agreed to make any severance payment, or entered into any material transaction of other nature with, any officer or employee of TET.

               J. Suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business.

               K. Suffered any material adverse change in the financial condition, business, affairs, or prospects of TET.

     7.  Title to Property and Assets -
         ----------------------------

     TET has good and marketable title to all of the properties and assets used by it in the conduct of its business (including, without limitation, the assets to be purchased by NESCO hereunder and any other properties and assets reflected in the balance sheet submitted by TET except any thereof disposed of for value in the ordinary course of business) and none of suchproperties or assets are, except as disclosed in the balance sheet or schedules, subject to a contract of sale not in the ordinary course of business.

     8.  No Breach or Default -
         --------------------

          A. TET is not in default under any material agreement or contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such agreement or contract. To TET's knowledge, the parties to such agreements or contracts have fulfilled their obligations under such agreements or contracts in all material respects and are not threatened with insolvency.

          B. Neither the execution and delivery of this Agreement by TET or any Shareholder nor the consummation of the transactions contemplated hereby to be performed by TET and the Shareholders will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of TET, as currently in effect, or (ii) violate or conflict with any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any governmental entity, other regulatory or self-regulatory body or association or arbitrator binding upon TET or any Shareholder or any of their properties, except where such violations or conflicts would not in the aggregate have a material adverse effect on the business, or the purchased assets or on the ability of TET and the Shareholders to consummate the transactions contemplated hereby.

          C. At closing, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby to be performed by TET or Shareholders will result in a breach of or constitute a default (or with notice or lapse of time or both result in a breach of or constitute a default) under, or give rise to a right of termination, cancellation, acceleration or repurchase of any obligation or a right of first refusal with respect to any material property or asset or a loss of a material benefit or the imposition of a material penalty under, any of the terms, conditions or provisions of: (i) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which TET or any Shareholder is a party or by which it or any of its properties is bound or affected, or pursuant to which TET or any Shareholder has guaranteed the indebtedness or preferred stock of any person or entity, or (ii) any lease, license, tariff, contract or other agreement or instrument to which TET or any Shareholder is a party or by which it or any of their properties is bound or affected, except:

                           (x)  for any such breaches, defaults, rights, losses
or penalties that do not have a material adverse effect on the purchased assets or the business, financial condition or results of operations of TET or on the ability of

TET or any Shareholder to consummate the transactions contemplated hereby, and

                           (y)  for such third party consents as will be
obtained prior to the Closing.

               D. Neither the execution and delivery by TET and the Shareholders of this Agreement nor the consummation of the transactions contemplated hereby to be performed by TET or the Shareholders will result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the purchased assets.

     9.   Employee Matters -
          ----------------

     All of the personnel employed by TET in the Business are "at will" employees. TET has no director, officer and employee retirement, welfare or other benefit plans, agreements, practices, programs or arrangements available to its employees that would be an obligation or liability of NESCO.

     10.  Litigation -
          ----------

               A. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry now pending or, to the knowledge of TET, threatened against, relating to or affecting any of its assets or business or that questions the validity of this Agreement or affects the transactions contemplated herein; nor is there any known basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry.

               B. Neither TET nor any of the Shareholders or any of the officers, directors or employees of TET has been permanently or temporarily enjoined or prohibited by order, judgment or decree of any governmental entity, other regulatory or self-regulatory body or association, or arbitrator from engaging in or continuing any conduct or practice in connection with the business of TET.

               C. There is not in existence any order, judgment or decree of any governmental entity, other regulatory or self-regulatory body or association or arbitrator enjoining or prohibiting TET from taking, or requiring TET to take, any action of any kind which are subject or bound.

     11.  Compliance with Laws -
          --------------------

     Except where it would not have a material adverse effect upon the purchased assets or business, TET is in compliance in all material respects with all legal requirements applicable to the ownership, operation and use of the its business and assets, and TET has not received notice of any noncompliance or alleged noncompliance with any legal requirement relating or applicable to the purchased assets or to the operation of its business, the existence or enforcement of which would have a material adverse effect on NESCO's ability to operate them on the same basis as currently conducted and operated or which would require the payment of refunds, fines, penalties or restitution in respect of matters occurring prior to the Closing.

     12.  Permits -
          -------

     TET has all permits, licenses, certificates, authorizations, orders and approvals necessary to the ownership, use or operation of its assets and the operation of its business in the manner heretofore operated by TET. Such permits are in full force and effect, all fees and other payments due and owing in connection with such permits have been paid in full, and there are no unpaid fees or other payments that could cause the lapse or revocation of any of such permits. Each of such Permits can be assigned to NESCO upon the consummation of the transactions contemplated hereby without the prior approval of any person except as disclosed on Schedule 4.

     13.  Bills and Invoices -
          ------------------

     Except for liabilities which NESCO has expressly agreed to assume hereunder, all bills and other payments due and payable by TET with respect to its assets and business have been or will be paid in full in the ordinary course of business, and no labor, material or services have been provided or performed with respect to the purchased assets that have not been or will not be paid in full.

     14.  Software; Year 2000 Compliance -
          ------------------------------

     Equipment installed on projects by TET prior to closing, whether manufactured by TET or manufactured by another person, is designed to be used prior to, during, and after the calendar year 2000 AD, and without human intervention will correctly recognize, calculate, process, sequence, store and transmit date data without error or interruption, including leap years, and including errors or interruptions from functions which may involve date data from more than one century. Date calculations involving either a single century or multiple centuries will neither cause an abnormal ending nor generate incorrect or unexpected results. When sorting by date, all records will be sorted in accurate sequence and when the date is used as a key, records will be read and written in accurate sequence. As used in the previous sentence, accurate sequence means, by way of example, that records will be read, written and sorted in ascending order so that the year 1999 is before the year 2000.

     15.  Customers and Suppliers -
          -----------------------

     The relationships of TET with its material customers and suppliers are good commercial working relationships. No material customer or supplier (i) has canceled or threatened in writing to cancel or otherwise modify its relationship with TET, or (ii) to the best of TET's knowledge, intends to cancel or otherwise modify its relationship with TET. The acquisition of the Business by Buyer will not, to the best knowledge of TET, adversely affect the relationship of Buyer (as successor to the operation of the Business) with any such material customers or suppliers.

     16.  Labor Matters -
          -------------

     There are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of TET or the Shareholders, threatened, between TET or any of its subsidiaries and any of its or their employees.

     17.  Taxes -

     All taxes due and payable by TET for all periods ending on or before the Closing Date have been paid by TET in full, or have been reserved against in the Financial Statements. There are no federal, state or local tax liens upon any of the Assets. All returns and reports of Taxes required to be filed by or with respect to TET on or before the Closing Date have been filed by TET, and all Taxes due as shown thereon have been paid by TET. No issues have been raised (or are currently pending) by any governmental authority in connection with any of such returns or reports that have not been resolved.

          18.  No Misrepresentation or Omission -
               --------------------------------

          No representation, warranty or statement made or provided by TET or the Shareholders in this Agreement, or in any schedule hereto or any certificate or other document furnished or to be furnished by TET and/or the Shareholders pursuant hereto, contains or will contain any known untrue statement of a material fact or omits or will omit to state a material fact required to be stated or which is necessary in order to make the statements that are made, in light of the circumstances under which they are made, not misleading.

          19.  Survival -
               --------

          The representations and warranties of this article shall survive the closing.

III. REPRESENTATIONS AND WARRANTIES OF NESCO

          NESCO hereby represents and warrants to TET and the Shareholders as follows:

          1.  Existence; Good Standing-
              ------------------------

          NESCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma. NESCO is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions (i) in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, or (ii) the failure to be so qualified would not have material adverse effect on NESCO.

          2.  Authorization; Validity and Effect of Agreements -
              -------------------------------------------------

          The execution and delivery of this Agreement and all agreements contemplated hereby by NESCO and the consummation by it of the transactionshave been duly authorized by all requisite corporate actions necessary to become a binding and enforceable obligation of NESCO. This agreement will constitute, and all agreements and documents to be executed and delivered under this Agreement by NESCO, when so executed and delivered for value received, will constitute the valid and legally binding obligations of NESCO enforceable in accordance with its terms. The execution and delivery of this agreement does not and the consummation of the transactions contemplated hereby will not (a) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation or imposition of any lien upon any part of the property of NESCO pursuant to any provision of any order, judgement, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which NESCO is a party or by which either of them is bound, or (b) violate or conflict with any provision of the bylaws or certificate of incorporation of NESCO.

          3.  Brokers -
              -------

          NESCO has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Shareholders or TET to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          4.  No Misrepresentation or Omission -
              --------------------------------

          No representation or warranty by NESCO in this Article or any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by NESCO pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to provide TET and Shareholders with accurate information as to NESCO.

          5.  Survival -
              --------

          The representations and warranties of this article shall survive the closing.


IV. OTHER COVENANTS OF THE PARTIES

          1.  Access to Personnel, Books and Records and Properties -
              -----------------------------------------------------

          At all times prior to the consummation of the Transaction, TET shall afford NESCO and its representatives, agents, independent auditors, and employees full access to the personnel, books and records, tangible assets, agreements, and licenses of TET as may be reasonably requested by NESCO or its representatives, agents, or employees. TET agrees that prior to closing the Transaction, NESCO will be furnished with such accounting information and reports to the extent NESCO deems reasonably necessary to enable NESCO to perform its public reporting obligations and to satisfy the disclosure requirements under the rules and regulations of the Securities and Exchange Commission.

     2.   Independent Audit and Review -
          ----------------------------

     NESCO shall arrange, at NESCO's sole cost and expense, to have an independent audit performed on the financial statements at and for the period or periods ended December 31, 1998, of TET, and an independent review of the financial statements at and for the period ended April 30, 1999. After closing of the acquisition of the assets of TET, Shareholders will, without compensation, make themselves reasonably available to the independent auditors for questions with regard to the audit and review and to make all reasonable warranties and representations which shall not be deemed unreasonable by Generally Accepted Auditing Standards, as required for the proper completion of the audit and review report. It is understood that the independent audit and review may not be completed prior to the closing of the acquisition of the assets of TET. Such non-completion of the audit and review shall not cause the closing of the purchase of the assets to be delayed beyond the closing date. Notwithstanding anything contained herein, TET and the Shareholders shall have sixty (60) days after receipt from NESCO of such audited and reviewed financial statements to conduct a review thereof and to notify NESCO in writing of any objection TET or the Shareholders may have with respect thereto. NESCO, at NESCO's sole expense, shall make available to TET and the Shareholders (and to the TET's outside accounting firm ("TET's Firm"), if requested) the former personnel, books and records of TET to assist TET in reviewing such audited and reviewed financial statements. If TET fails to raise any written objection within such sixty (60) day period, the audited and reviewed financial statements shall thereinafter be deemed to be final and conclusive. If TET does raise any written objection within such time ("TET's Objections"), representatives of TET and NESCO shall meet in good faith over a period of the next twenty (20) days, which meetings may include representatives of NESCO's outside accounting firm ("Buyer's Firm") and the TET's Firm, to attempt to resolve all of the TET's Objections, and to agree upon the final and conclusive audited and reviewed financial statements of TET. That portion of the $600,000 retainage described in Article I, Section 5, of this

Agreement, which has not been adjusted due to the independent audit and review of the financial statements described above, shall be paid in accordance with the provisions of Article 1, Section 5, of this Agreement. TET and NESCO shall cooperate in the review of the preliminary audited and reviewed financial statements and in the resolution of TET's Objections, if any, and to such end shall make available to the other and to the other's representatives on a timely basis all information, records, data, internal and outside auditor's and accountants' work papers as may be reasonably requested. If the parties are unable to agree upon such final audited and reviewed financial statements, TET and NESCO shall, not later than ten (10) days thereafter, jointly engage an independent accounting firm (which shall not be the regular auditing firm of TET or NESCO) (the "Arbiter") selected by them, or if they are unable to agree, selected by the respective engagement partners of each of Buyer's Firm and TET's Firm, to review the TET's Objections. Each of TET and NESCO shall be permitted to submit oral and written testimony and documentation to the Arbiter in an informal hearing not to last more than two (2) business days and to be held within sixty (60) days of the Arbiter's engagement. The Arbiter shall resolve all of the TET's Objections in a written report to each of TET and NESCO, which report shall include the final and conclusive financial statement of TET and a reconciliation statement showing the adjustments made by the Arbiter from the financial statements of TET set forth above, and which report shall be finally and conclusively binding on the parties and not subject to further resolution. If NESCO owes TET money following a mutual agreement between NESCO and TET or pursuant to Arbiters final decision, said sum shall be paid within 10 days following NESCO's agreement or receipt of the Arbiters report. All adjustments in favor of TET shall be offset, dollar for dollar, by any adjustments in favor of NESCO. However, adjustments to the TET financial statements set forth above shall not be greater than the amount of adjustments as originally determined by the audit and review performed by NESCO's independent auditors. All fees and expenses (A) of Buyer's Firm shall be paid by NESCO, (B) of TET's Firm shall be paid by TET, and (c) of the Arbiter shall be paid one-half by TET and one-half by NESCO.

     3.  Confidentiality -
         ---------------

     Each party shall keep confidential any information with respect to the other party that is not otherwise generally available to the public or has been made available to the public by persons other than such party, its representatives, agents, or employees without breach of this Definitive Agreement or a similar confidentiality agreement, except as required by applicable law or stock exchange rules. If for any reason the transaction is abandoned or terminated prior to being consummated, each party will return promptly all information containing confidential or proprietary information disclosed to the other party.

     4.  Publicity -
         ---------

     Except as may be required of NESCO by applicable law or securities laws and rules, neither party hereto shall make any public announcement or any press release regarding this proposal or the transaction or the subject matter hereof or thereof without the prior consent of the other party; provided, however, notwithstanding anything contained herein to the contrary, the parties hereto acknowledge and agree that no party prior to the Closing of the Transactions contemplated herein shall disclose to any person or entity, other than such party's employees and legal, accounting and financial advisors, or board of directors, this Definitive Agreement or the subject matter hereof for any reason without the prior written consent of the other parties hereto which may be withheld for any or no reason.

     5.  Contingency -
         -----------

     The closing of this Definitive Agreement will be conditioned upon, among other things, (i) arrangements reasonably satisfactory to NESCO concerning the continued employment following consummation of the Transaction of Richard Andrews, (ii) all necessary governmental approvals having been obtained, (iii) all necessary debt holder or other contractual consents having been obtained,
(iv) replacement or transfer of surety bonds by NESCO as of the closing date sufficient to relieve TET and Shareholders of any liability that may be incurred under the bonds, (v) assignment and transfer of all permits except those listed at Schedule 4.

     6.  Expenses -
         --------

     Each party hereto will separately bear its own expenses incurred in connection with this proposal and the transaction, regardless of whether the transaction is consummated.

     7.  Brokers -
         -------

     Should TET or Shareholders have entered into a contract, arrangement, or understanding with any person or firm which may result in the obligation for the payment of a finder's fee, brokerage or agent's commission, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, it is understood and agreed that said obligations shall be the sole responsibility of TET and/or Shareholders and that NESCO shall not be obligated to pay any such fee, commission, or like payment.

          8. Interim Operations -
             ------------------

          Shareholders and TET shall continue to operate in a manner that will maintain TET's value, customers, reputation, and goodwill during the time period between the acceptance of this proposal and closing date. Pending execution of the Agreement (or termination of this proposal), Shareholders and TET agree that they will conduct its business only in the ordinary course and not engage in any extraordinary transaction without NESCO's prior consent. TET agrees that, prior to Closing Date of the transaction, there will be no disposal of any asset with a value greater than $1,000.

          9. Non-Compete Agreements -
             ----------------------

          Shareholders agree to execute and deliver to NESCO at closing a Non-Compete Agreement with a term of two (2) years, said agreement to be substantially in the form attached hereto as Exhibit D.

          10. Shareholder Approval -
              --------------------

          Prior to the Closing, the Shareholders shall take all actions required under the laws of the State of South Carolina to consent to and approve the transaction and the other transactions contemplated by this Agreement.

V.   SURVIVAL AND INDEMNIFICATION

          1. Survival -
             --------

          Notwithstanding anything contained herein to the contrary, the covenants and agreements of the parties, expressed in Article IV: Section 3. Confidentiality, Section 4. Publicity, Section 6. Expenses, and Section 7. Brokers, shall be binding regardless of whether or not the closing of Transactions set forth in this Definitive Agreement is consummated.

     2.  Indemnification -
         ---------------

               A. Indemnity Damages - For purposes hereof , the term "IndemnityDamages" shall mean all losses, damages, liabilities, claims, suits, demands, penalties, assessments, remedial costs, fines, obligations, causes of action, expenses, or costs (including litigation expenses and reasonable attorney fees) with respect to which an indemnification right applies hereunder.

               B. General Indemnity - TET and Shareholders shall indemnify and hold NESCO and NESCO's agents harmless, and NESCO shall indemnify and hold TET and each Shareholder and their respective agents harmless, from any and all Indemnity Damages asserted against or incurred by the indemnified party as a result of any breach of a representation, warranty, covenant, or agreement, made by such indemnifying party herein or in agreements to be delivered at Closing hereunder.

               C. Special Indemnities -

                    (i) TET and Shareholders shall indemnify and hold NESCO and NESCO's agents harmless from any and all Indemnity Damages asserted against or incurred by the indemnified party which relate to the business of TET and which arise or accrue on or before the date of Closing; provided however, TET and the Shareholders shall not be required to indemnify or hold harmless NESCO or NESCO's agents for any Indemnity Damages related in any way to or arising out of
(a) any liability of TET specifically assumed by NESCO hereunder, and/or (b) any project, contract, agreement, or work-in-progress of TET which is to be completed or performed, in whole or in part, by NESCO or any of its agents after the date of Closing as set forth on Schedule 2 attached hereto. However, this exemption from indemnity shall not apply to the actions of TET which are wholly unrelated to the planning, design, and performance of the remediation projects as set forth in Schedule 2.

                    (ii) NESCO shall indemnify and hold TET and each of the Shareholders and their respective agents (collectively the "TET Indemnitees") harmless of and from any and all Indemnity Damages asserted against or incurred by the indemnified party that relate in any way to NESCO, the assets purchased hereunder and /or the liabilities assumed hereunder by NESCO that arise or accrue after the date of closing. Said indemnification of TET and Shareholders by NESCO shall include any claims asserted against TET for non-payment of liabilities assumed by NESCO.

               D. Provisions of General Application - With respect to any right of indemnification arising under this Definitive Agreement, the following provisions shall apply:

                    (i) Procedures - The indemnified party and the indemnifying party agree to cooperate in the defense of any third party claim or action subject to this Section, to permit the cooperation and participation of the other parties in any such claim or action, and to promptly notify the other parties of the occurrence of any indemnified event or any material developments or amounts due respecting any indemnification event.

                    (ii) No Implications - Neither the rights of any party to indemnification from another party nor the obligations of any party to indemnify another party, under this Definitive Agreement shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party's liabilities to any other person or entity or governmental body.

                    (iii) Settlement - No settlement of an action covered by this Section shall be made without the prior written consent of each party to this Definitive Agreement, which consent shall not be unreasonably withheld; provided however, that anything in this Definitive Agreement to the contrary notwithstanding, (a) if there is a reasonable probability that a claim may materially and adversely affect an indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim in any reasonable manner, but (b) the indemnifying party shall not, without prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim.

                    (iv) Insurance - In connection with enforcing any claim for indemnification against the indemnifying parties under this Definitive Agreement, the indemnified parties shall administratively file in good faith with any insurers all forms and submissions required by applicable policies for the proceeds or other benefits of insurance coverage, if any, applicable to the claim or event from which such indemnification right arose. In the event that insurance proceeds are paid to the indemnified parties respecting an event to which an indemnification right applied hereunder, such indemnification right shall apply only to the extent that the amount of damages indemnified against exceeds such insurance proceeds actually paid to the indemnified parties. If the indemnifying parties incur indemnity costs or pay indemnity damages under this Definitive Agreement, and the indemnified parties subsequently receive insurance proceeds for the same claim or event, then the indemnified parties shall refund such indemnity costs or damage payments to the indemnifying parties from such insurance proceeds to the extent that the indemnified party has received benefits from both sources (i.e., payments of indemnity damages from the indemnifying party and such insurance proceeds) in excess of the amount of indemnity damages incurred by or asserted against the indemnified parties.

                    (v) Mitigation - The indemnified parties agree that the indemnifying party's liability for indemnification, if any shall be reduced to the extent that a claim or loss by a third party could reasonably have been mitigated by the indemnified party and the indemnified party failed to act reasonably and in good faith to do so.

                    (vi) Notice and Cooperation - If any action, suit, proceeding, claim, liability, demand or assessment is asserted against an indemnified party in respect of which such indemnified party proposes to demand indemnification, such indemnified party shall notify the indemnifying parties thereof promptly and within a reasonable time after assertion thereof, and such notice shall include copies of all suits, service, and claim documents, all other relevant documents in possession of such indemnified party, and an explanation of the indemnified party's contentions and defenses with reasonable detail in light of the circumstances; provided however, that the indemnified party's failure or delay in giving such notice shall not relieve the indemnifying parties of their obligations under this Section to the extent the
                                                     -------
party shall have demonstrated that: (a) it acted in good faith and without unreasonable delay; and (b) the indemnifying parties shall not have been prejudiced thereby. The parties agree to cooperate fully with each other, and in connection with the mitigation, defense, negotiation or settlement of any such legal proceeding, claim or demand, and in any event, all parties shall retain the right to participate in the defense of any such legal proceeding, claim or demand. Subject to rights of or duties to any insurer or other third person having liability therefore, the indemnifying parties shall have the right within thirty (30) days after receipt of the notice described above to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including at its own expense, employment of counsel; provided however, that if the indemnifying parties shall have exercised their right to assume such control, the indemnified party: (X) may, in its sole discretion and expense, employ counsel to represent it (in addition to counsel employed by the indemnifying parties) in any such matter, and in such event counsel selected by the indemnifying parties shall be required to cooperate with such counsel of the indemnified party in such defense, compromise or settlement for the purpose of informing and sharing information with such indemnified party; and (Y) shall, at its own expense, make available to the indemnifying parties those employees of the indemnified parties and their affiliates whose assistance, testimony or presence is reasonably deemed by the indemnifying parties necessary or beneficial to assist them in evaluating and defending any such action, suit, proceeding, claim, liability, demand or assessment; provided further, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of the indemnified parties. If the indemnified party employs separate counsel and participates in the defense thereof, the indemnified party will be responsible for the fees and expenses of such counsel. However, if the indemnifying party (A) has failed to assume the defense of such claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the indemnified party and the indemnifying party that requires representation by separate counsel, the fees and expenses of such separate counsel will be paid by the indemnifying party, and the indemnified party may assume and control the defense of the claim; provided that the indemnified party may not settle any such claim without the consent of the indemnifying party (not to be unreasonably withheld); and further provided that the indemnifying party is given a reasonable opportunity to participate in such defense (at the indemnifying party's expense).

                    (vii) Assignment - To the extent that the indemnifying parties shall have actually paid indemnity damages to or on behalf of the indemnified parties, the indemnified parties shall make a non-exclusive assignment to the indemnifying parties (as their interests may appear) of the remedies, rights, and claims, if any, of the indemnified parties against any and all third parties for the same liability, including, but not limited to, remedies, rights and claims against (a) liability insurers and other insurance companies and (b) any other person which has indemnified the indemnified parties for such liability. The parties shall cooperate reasonably in the pursuit of any such remedies, rights, and claims.

                    (viii) Limitations - No party hereto shall become liable for any such indemnification claims under this Definitive Agreement or any agreement executed in connection therewith unless and until the aggregate of all such claims exceeds Five Thousand and No/100 Dollars ($5,000), and then only to the extent of such excess over $5,000. Furthermore, notwithstanding anything contained herein to the contrary, a Shareholder shall not be liable in the event the other Shareholder (the "Other Shareholder") breaches, or threatens to breach, the Non-Compete Agreement executed by the Other Shareholder as described in Article VI, Section 9 above.

                    (ix) Exclusive Remedies - Anything contained in this Definitive Agreement or any agreement executed in connection therewith to the contrary notwithstanding, the indemnification rights set forth in this Article,
                                                                       -------
all of which are subject to the terms, limitations, and restrictions of this Article, shall be the exclusive remedy after Closing for monetary damages
-------
sustained as a result of a breach of a representation, warranty, covenant, or agreement under this Definitive Agreement. Such limitations set forth in this Article shall not impair the rights of any of the parties to seek non-monetary
-------
equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Definitive Agreement.

VI.  MISCELLANEOUS

     1. Closing Date -
        ------------

     The closing date shall be on or before May 7, 1999. The Effective Date of the transaction will be April 30, 1999 or at Closing if earlier.

     2. Term of Agreement -
        -----------------

     If not executed by Shareholders, this Agreement shall expire at 5:00 PM EDST, Tuesday, May 4, 1999.

     3. Termination -
        -----------

     This Definitive Agreement may be terminated by any party hereto for any or no reason, without liability to other parties hereto, in the event closing does not occur by May 30, 1999.

     4. Modifications -
        -------------

     This Definitive Agreement can only be modified by a written agreement duly signed by authorized representatives of the parties hereto. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any oral agreement or understanding inconsistent or in conflict with this Definitive Agreement.

     5. Assignments -
        -----------

     Neither this Definitive Agreement nor any rights hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other parties hereto.

     6. Time of Essence -
        ---------------

     The parties acknowledge and agree that time is of the essence in the performance of this Definitive Agreement.

     7. Cumulative Remedies -
        -------------------

     All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity.

     8. Venue and Jurisdiction -
        ----------------------

     The parties hereto hereby (i) agree that any litigation, action or proceeding arising out of or relating to this definitive Agreement may be instituted in a state or federal court in the City and State of Columbia, South Carolina, (ii) waive any objection which it might have now or hereafter to any such litigation, action or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submit to the jurisdiction of such courts in any such litigation, action or proceeding.

     9. Entire Agreement -
        ----------------

     This Definitive Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements and representations between the parties with respect thereto.

     10.  Notices -
          -------

     Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States mail, registered or certified, return receipt requested, and addressed as follows:

          TET:       TET Environmental Services, Inc.
          ---
                     1901 Boykin Road
                     Rembert, SC 29128
                     Attn:  William Wimberly

          NESCO:     National Environmental Service Company
          -----
                     12331 East 60/th/ Street
                     Tulsa, OK 74l46
                     Attn:  Eddy Patterson

          O'Brien:   Mr. Harry D. O'Brien
          -------
                     6 Retreat Lane
                     Columbia, SC 29209

          Wimberly:  Mr. William Wimberly
          --------
                     1901 Boykin Road
                     Rembert, SC 29128

     The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

     11. Severability -
         ------------

     If any provision or provisions of this Definitive Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     12.  Governing Law -
          -------------

     The construction and interpretation of this Definitive Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina.

     13.  Allocation of Purchase Price -
          ----------------------------

     The parties hereto acknowledge and agree that the purchase price shall be allocated, and the transactions reported on all tax returns, in accordance with the terms of this Section. The purchase price shall be allocated first to the
                  -------
tangible assets purchased hereunder in accordance with the Schedule 3 attached hereto.

     14.  Attorney's Fees -
          ---------------

     In the event litigation is commenced to enforce any rights under this Definitive Agreement or to pursue any other remedy available to any party, all legal expenses or other costs of litigation (including reasonable attorney's fees) of the prevailing party shall be paid by the non-prevailing party.

     If the foregoing is acceptable to you, please signify by signing this letter in the space provided below and returning to me a copy bearing original signatures.

                                        Sincerely,

                                        National Environmental Service Company

                                        _______________________________________
                                        Larry G. Johnson - Vice President &
                                                      Secretary-Treasurer

                                          AGREED AND ACCEPTED:

                                          COMPANY:

                                          TET Environmental Services, Inc.

                                          _______________________________
                                          William Wimberly - President

                                          Attest:

                                          _______________________________
                                          Secretary


                                          SHAREHOLDERS:
                                          _______________________________
                                          William Wimberly - Shareholder

                                          _______________________________
                                          Harry D. O'Brien - Shareholder